EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson
Chief Financial Officer		Investor Relations
(636) 733-1305		(636) 733-1314

FOR IMMEDIATE DISTRIBUTION

RELIV INTERNATIONAL REPORTS THIRD-QUARTER RESULTS

CHESTERFIELD, Mo., Oct. 29, 2008 - Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported net sales for the third quarter of $23.9 million, compared to net sales of $25.1 million in the third quarter last year.

Net income for the third quarter equaled $536,000 or $0.04 per diluted share, compared to net income of $901,000 or $0.06 per diluted share in the third quarter of 2007.

For the nine months ended Sept. 30, net sales equaled $76.1 million compared to $86.4 million in the first nine months of 2007. Net income was $2.6 million through three quarters of 2008, or $0.17 per diluted share, compared to $4.3 million or $0.27 per diluted share for the same period last year. Excluding the one-time, after-tax charge related to restructuring Reliv’s European operations in this year’s second quarter, earnings through nine months would have been $2.7 million, and earnings per share would have been $0.18.

Net sales in the United States equaled $20.8 million in the third quarter compared to net sales of $22.0 million in the third quarter of 2007, a 5.4 percent decline. International net sales (sales outside of the United States) declined 2.1 percent to $3.0 million from $3.1 million in the third quarter of last year.

As of Sept. 30, 2008, Reliv’s distributor base totaled approximately 68,540, which represents a slight drop from a year ago.

“The third quarter was not as strong as we had hoped for, and we believe the shocks to the U.S. economy in September played a role in our sales decline,” said Robert L. Montgomery, president, chairman and chief executive officer of Reliv.

“Short-term, restructuring our European operations significantly reduced our pre-tax losses in that region as we expected. But that improvement was negated by lower U.S. pre-tax profits resulting from a sales decline,” Montgomery said.

- MORE -

Reliv International, Inc. and Subsidiaries
ADD ONE

“We launched an automatic shipping program in the U.S. at our International Conference in August, which we believe will be a long-term positive for our business. We also launched the program in Australia this month,” he added.

“In addition to a planned product launch on Nov. 8, we continue to look for proven incentive programs to stimulate sales, and we have a national conference for U.S. distributors scheduled for February 2009, which should further motivate our field,” Montgomery said.

Selling, general and administrative (SG&A) costs in the third quarter were down compared to SG&A expenses in the year-ago quarter, and Reliv also achieved a slight drop in SG&A as a percentage of sales. Lower SG&A figures in the United States and Germany helped lead to the decline.

Cash from operations for the first nine months of 2008 equaled $3.6 million, and we had cash on hand at the end of the quarter of $5.8 million.

“We are focused on turning around our U.S. business by sticking to the basics: Reliv makes nutrition simple. Our products can play a role in supporting many thousands of people’s efforts to live a healthier life. In addition, we offer distributors an outstanding business opportunity,” he added.

Reliv will host a conference call to discuss third-quarter earnings with investors at 1:00 p.m. Eastern Daylight Time on October 29. The dial-in number for investors is 888-680-0869. The participant passcode is 23697341. To register, please call in 15 minutes prior to start of the call. A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 79877419. A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site,  http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements. Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging. Reliv sells its products through an international network marketing system of approximately 68,500 independent distributors. Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW -

Reliv International, Inc. and Subsidiaries
ADD THREE

Condensed Consolidated Balance Sheets
	September 30	December 31
	2008	2007
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,761,294	$11,694,699
Short-term investments	-	398,592
Accounts and notes receivable, less allowances of
$8,400 in 2008 and $8,300 in 2007	517,051	811,634
Accounts due from employees and distributors	241,945	204,705
Inventories	6,782,918	6,179,238
Other current assets	1,816,976	1,798,932

Total current assets	15,120,184	21,087,800

Other assets	2,804,587	2,999,903
Accounts due from employees and distributors	178,391	319,883

Net property, plant and equipment	9,115,506	9,199,185

Total Assets	$27,218,668	$33,606,771

Liabilities and Stockholders' Equity

Total current liabilities	$8,520,808	$8,574,257
Total non-current liabilities	956,990	1,227,313
Stockholders' equity	17,740,870	23,805,201

Total Liabilities and Stockholders' Equity	$27,218,668	$33,606,771

Consolidated Statements of Income
	Three months ended September 30		Nine months ended September 30
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$21,226,975	$22,501,899	$67,719,727	$77,450,784
Handling & freight income	2,633,832	2,619,260	8,372,176	8,958,556

Net Sales	23,860,807	25,121,159	76,091,903	86,409,340

Costs and expenses:
Cost of products sold	4,464,874	4,320,557	13,410,310	14,780,889
Distributor royalties and commissions	9,320,880	9,926,735	29,865,734	34,458,125
Selling, general and administrative	8,950,900	9,740,241	28,472,176	30,969,921

Total Costs and Expenses	22,736,654	23,987,533	71,748,220	80,208,935

Income from operations	1,124,153	1,133,626	4,343,683	6,200,405

Other income (expense):
Interest income	64,329	122,788	299,893	498,904
Interest expense	(21,011)	(159)	(31,405)	(732)
Other income (expense)	(211,550)	73,302	(229,139)	268,540

Income before income taxes	955,921	1,329,557	4,383,032	6,967,117
Provision for income taxes	420,000	429,000	1,752,000	2,623,000

Net Income	$535,921	$900,557	$2,631,032	$4,344,117

Earnings per common share - Basic	$0.04	$0.06	$0.17	$0.27
Weighted average shares	14,806,000	15,938,000	15,498,000	16,166,000

Earnings per common share - Diluted	$0.04	$0.06	$0.17	$0.27
Weighted average shares	14,810,000	16,171,000	15,502,000	16,374,000

Cash dividends declared per common share	$-	$-	$0.05	$0.05

Reliv International, Inc. and Subsidiaries
ADD FOUR

The following tables summarize net sales by geographic market ranked by the date we began operations in each market.

Net sales by Market
(in thousands)
	Three months ended September 30,				Change From
	2008		2007		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	20,814	87.2%	22,009	87.6%	(1,195)	-5.4%
Australia/New Zealand	667	2.8%	715	2.8%	(48)	-6.7%
Canada	404	1.7%	378	1.5%	26	6.9%
Mexico	389	1.6%	351	1.4%	38	10.8%
United Kingdom/Ireland	234	1.0%	242	1.0%	(8)	-3.3%
Philippines	583	2.4%	809	3.2%	(226)	-27.9%
Malaysia/Singapore	682	2.9%	419	1.7%	263	62.8%
Germany	88	0.4%	198	0.8%	(110)	-55.6%

Consolidated Total	23,861	100.0%	25,121	100.0%	(1,260)	-5.0%

Net sales by Market
(in thousands)
	Nine months ended September 30,				Change From
	2008		2007		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	65,934	86.7%	77,215	89.4%	(11,281)	-14.6%
Australia/New Zealand	2,096	2.8%	2,090	2.4%	6	0.3%
Canada	1,301	1.7%	1,196	1.4%	105	8.8%
Mexico	1,269	1.7%	1,155	1.3%	114	9.9%
United Kingdom/Ireland	791	1.0%	781	0.9%	10	1.3%
Philippines	2,092	2.7%	2,108	2.4%	(16)	-0.8%
Malaysia/Singapore	2,174	2.8%	1,173	1.4%	1,001	85.3%
Germany	435	0.6%	691	0.8%	(256)	-37.0%

Consolidated Total	76,092	100.0%	86,409	100.0%	(10,317)	-11.9%

The following table sets forth, as of September 30, 2008 and 2007, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2008		As of 9/30/2007		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	54,210	10,630	57,420	13,600	-5.6%	-21.8%
Australia/New Zealand	2,480	230	2,510	280	-1.2%	-17.9%
Canada	1,250	160	1,150	160	8.7%	0.0%
Mexico	1,550	240	1,380	220	12.3%	9.1%
United Kingdom/Ireland	750	110	790	120	-5.1%	-8.3%
Philippines	4,590	420	4,460	370	2.9%	13.5%
Malaysia/Singapore	3,270	580	2,230	310	46.6%	87.1%
Germany	440	80	560	140	-21.4%	-42.9%

Consolidated Total	68,540	12,450	70,500	15,200	-2.8%	-18.1%